As filed with the Securities and Exchange Commission on December 10,
1999.
                                          Registration No 333-

----------------------------------------------------------------------
                 SECURITIES AND EXCHANGE COMMISSION
                        Washington, DC  20549

                                 FORM S-8

                    Registration Statement Under
                     the Securities Act of 1933
                     ==========================


                           MALLINCKRODT INC.
        (Exact Name of Registrant as Specified in its Charter)

            New York                                36-1263901
   (State or Other Jurisdiction of               (I.R.S. Employer
    Incorporation or Organization)                Identification No.)

                         675 McDonnell Boulevard
                              P.O. Box 5840
                           St. Louis, MO 63134
                 (Address of Principal Executive Offices)

                     MALLINCKRODT INCOME DEFERRAL PLAN
                          (Full Title of the Plan)


           Roger A. Keller                        Telephone number,
     Vice President, Secretary                   including area code,
         & General Counsel                       of agent for service:
          Mallinckrodt Inc.                         (314) 654-2000
      675 McDonnell Boulevard
           P.O. Box 5840
        St. Louis, MO 63134
(Name and Address of Agent For Service)

======================================================================
                    CALCULATION OF REGISTRATION FEE

                                   Proposed          Proposed
  Title of                         Maximum           Maximum
 Securities         Amount         Offering          Aggregate       Amount of
   to be            to be           Price            Offering      Registration
Registered(1)    Registered(2)  Per Obligation(2)    Price(2)          Fee
--------------------------------------------------------------------------------
Deferred
Compensation
Obligations       $45,000,000.00      100%          $45,000,000.00   $12,510.00

================================================================================

[FN]
<F1>
The Deferred Compensation Obligations are interests in the Mallinckrodt Income Deferral Plan. These are unsecured obligations of Mallinckrodt Inc. to pay deferred compensation in the future in accordance with the terms of the Mallinckrodt Income Deferral Plan.
</F1>
<F2>
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) and 457(c) under the Securities Act of 1933, based upon estimated amounts of compensation eligible for deferral for future periods.
</F2>

                                  PART II

            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.
         ---------------------------------------

               The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated herein by reference:

               (1) The Annual Report of the Company on Form 10-K for the year ended June 30, 1999.

               (2) The Quarterly Report of the Company on Form 10-Q for the quarter ended September 30, 1999.

               (3) The description of the Corporation's Common Stock contained in the Corporation's Registration Statement on Form 8-A dated April 10, 1987 (as amended on Form 8-A dated November 8, 1991).

               All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, after the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities of the Company have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"); provided, however, that the documents enumerated above or subsequently
--------  -------
filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the registrant's Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Registration Statement or be a part hereof from and after the filing of such Annual Report on Form 10-K.

               Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.
         -------------------------

               The securities offered ("Interests") are Interests in the Mallinckrodt Income Deferral Plan (the "Plan"). These Interests are unsecured general obligations of Mallinckrodt Inc. to pay sums of deferred compensation with credited investment return, or loss, in the future. The dedicated Interests are not secured by any specific assets or fund and Plan participants rank in the same relative position as other unsecured and unsubordinated indebtedness of Mallinckrodt Inc.

               If Mallinckrodt Inc. establishes a fund or trust to fund Interests, these assets will be fully subject to the claims of Mallinckrodt Inc. creditors; therefore, Plan Interests are considered to be unfunded. The right of Plan participants to participate in any distribution of assets of Mallinckrodt Inc. upon its liquidation or reorganization is a function of the prior and concurrent claims of other general unsecured and priority creditors, including Plan participants who are unsecured creditors.

               The amount of compensation deferred by each Participant is determined in accordance with the Plan based on the Participant's elections, subject to such Plan rules as may be established by the Employee Benefits Committee of Mallinckrodt Inc. (the "Committee") as the plan administrator. Interests will be payable in accordance with Plan terms. Under the Plan, the Interests will yield an investment return (plus or minus) based on one or more options individually chosen by each Participant including an option which mirrors the performance of common stock of Mallinckrodt Inc. The Interests will be accounted for in units and are payable in United States Dollars.

               A Participant's Interests cannot be assigned, alienated, sold, attached or encumbered except by a written designation of a beneficiary under the Plan or by the laws of descent and distribution. The Interests are not convertible into another security of Mallinckrodt Inc. No trustee currently has authority to take action with respect to the Interests and each Participant will be responsible for acting independently with respect to, among other things, the making of investment elections and giving of notices.

               Mallinckrodt Inc. (through the Committee) reserves the right to amend or terminate the Plan at any time.

               The Interests are further described in the Plan's
Prospectus.

Item 5.  Interest of Named Experts and Counsel.
         -------------------------------------

               The legality of the Plan Interests offered hereby has been passed upon by Roger A. Keller, Vice President, Secretary and General Counsel of the Corporation, 675 McDonnell Boulevard, P.O. Box 5840, St. Louis, Missouri 63134. As of June 30, 1999, Mr. Keller owned or had options to purchase 112,257.91 shares of Common Stock.

Item 6.  Indemnification of Directors and Officers.
         -----------------------------------------

               The Corporation's Bylaws provide for indemnification, to the fullest extent permitted by applicable law, of any of its directors and officers who are, or have been, or are threatened to be, made a party to an action or proceeding, whether civil or criminal, by reason of the fact that such director or officer is a director or officer of the Corporation, against any judgments, fines, amounts paid in settlement and expenses, including attorneys' fees, or any appeal therein. The Bylaws also provide that additional indemnification may be provided by the Corporation to other persons to the extent permitted by applicable law.

               The Corporation's Certificate of Incorporation provides that a current or former director shall not be liable to the Corporation or its shareholders for damages for any breach of duty except where liability is imposed by New York State law.

               The Corporation has insurance to indemnify its directors and officers, within the limits of the Corporation's insurance policies, for those liabilities in respect of which such indemnification insurance is permitted under the laws of the State of New York. In addition, indemnity agreements are in effect with each officer of the Corporation who serves on its Employee Benefits
Committee.

               Reference is made to Sections 721-726 of the New York Business Corporation Law ("B.C.L."), which are summarized below.

               Section 721 of the B.C.L. provides that indemnification pursuant to the B.C.L. shall not be deemed exclusive, provided that no indemnification may be made if a judgment or other final adjudication adverse to the director or officer established that (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty, and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

               Section 722 of the B.C.L. provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action, whether derivative or nonderivative, or whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful. In derivative actions, the statute provides that no indemnification shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and to the extent an appropriate court determines that the person is fairly and reasonably entitled to indemnification.

               Section 723 of the B.C.L. specifies the manner in which payment of such indemnification may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification may be made by the corporation (unless ordered by a court under Section 724 of the B.C.L.) only if authorized by the appropriate corporate action as set forth in such Section 723. Section 724 of the B.C.L. provides that upon proper application by a director or officer, indemnification shall be awarded by a court to the extent authorized under Sections 722 and 723 of the B.C.L. Section 725 of the B.C.L. contains certain other miscellaneous provisions affecting the indemnification of directors and officers, including provision for the return of amounts paid as indemnification if any such person is ultimately found not to be entitled thereto.

               Section 726 of the B.C.L. authorizes the purchase and maintenance of insurance to indemnify (1) a corporation for any obligations which it incurs as a result of the indemnification of directors and officers under the above sections, (2) directors and officers in instances in which they may be indemnified by a corporation under such sections, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such sections, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance. Such insurance may not provide for the indemnification, other than defense costs, of any director or officer whose deliberate and active dishonesty is held to be material to an adjudicated cause of action in a judgment adverse to the insured nor of any director or officer who personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Item 7.  Exemption from Registration Claimed.
         -----------------------------------

               Not applicable.

Item 8.  Exhibits.
         --------

               Reference is made to the Exhibit Index.

Item 9.  Undertakings.
         ------------

               The registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "1933 Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) That, for the purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (5) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                               SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on the 8th day of December, 1999.

                                   MALLINCKRODT INC.


                                   By:  /s/ C. Ray Holman
                                      --------------------------
                                      C. Ray Holman
                                      Chairman of the Board and
                                      Chief Executive Officer



                           POWER OF ATTORNEY


               KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints C. Ray Holman and Roger A. Keller, and each of them severally, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be executed in one or more counterparts.

               Pursuant to the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 8th day of December, 1999.

     Signature                        Title
     ---------                        -----

     /s/ C. RAY HOLMAN                Chairman of the Board and
     -------------------------        Chief Executive Officer
     C. Ray Holman


     /s/ MICHAEL A. ROCCA             Senior Vice President and
     -------------------------        Chief Financial Officer
     Michael A. Rocca                 (Principal Financial Officer)


     /s/ DOUGLAS A. MCKINNEY          Vice President and Controller
     -------------------------        (Principal Accounting Officer)
     Douglas A. McKinney


     /s/ RAYMOND F. BENTELE           Director
     -------------------------
     Raymond F. Bentele


     /s/ WILLIAM L. DAVIS, III        Director
     -------------------------
     William L. Davis, III


     /s/ RONALD G. EVENS              Director
     -------------------------
     Ronald G. Evens


     /s/  PETER B. HAMILTON           Director
     -------------------------
     Peter B. Hamilton


     /s/ ROBERTA S. KARMEL            Director
     -------------------------
     Roberta S. Karmel


     /s/ CLAUDINE B. MALONE           Director
     -------------------------
     Claudine B. Malone


     /s/ BRIAN M. RUSHTON             Director
     -------------------------
     Brian M. Rushton


     /s/ ANTHONY VISCUSI              Director
     -------------------------
     Anthony Viscusi

                             EXHIBIT INDEX

Exhibit Number                   Description
--------------                   -----------

     5*           Opinion (including consent) of Roger A. Keller.

     23.1*        Consent of Ernst & Young LLP.

     23.2*        Consent of Roger A. Keller (included in Exhibit 5).

     24*          Power of Attorney (included on signature page).


*Filed herewith.

                                                        EXHIBIT 5
                                                        ---------

                  OPINION AND CONSENT OF ROGER A. KELLER

     I have examined the Registration Statement on Form S-8 to be filed by Mallinckrodt Inc. (the "Corporation") with the Securities and Exchange Commission under the Securities Act of 1933 covering deferred compensation obligations of the Company under the Mallinckrodt Income Deferral Plan (the "Plan").

     I have examined such documents, certificates, records, authorizations and proceedings and have made such investigations as I have deemed necessary or appropriate in order to give the opinion expressed herein.

     Upon the basis of the foregoing, I am of the opinion that the deferred compensation obligations registered pursuant to the Registration Statement to which this opinion is an exhibit, when incurred in accordance with the terms of the Plan, will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditor's rights or by general equity principles.

     I hereby consent to the filing of this Opinion as an exhibit to the Registration Statement.

                                    By:

                                    ROGER A. KELLER


                                    /s/ Roger A. Keller
                                    ---------------------

St. Louis, MO
December 8, 1999

                                                        EXHIBIT 23.1
                                                        ------------


                     CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Mallinckrodt Income Deferral Plan of our report dated July 29, 1999, with respect to the consolidated financial statements of Mallinckrodt Inc. included in the Annual Report (Form 10-K) for the year ended June 30, 1999, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP
---------------------
St. Louis, Missouri
December 7, 1999